HERITAGE FINANCIAL CORPORATION EMPLOYMENT AGREEMENT This EMPLOYMENT AGREEMENT is made and entered into on _____________________, effective as of January 1, 2023, by and between HERITAGE FINANCIAL CORPORATION and MATTHEW T. RAY. As used in this Agreement, capitalized terms have the meanings set forth in Section 20. RECITALS A. Executive is currently employed by the Company. B. Executive is subject to that certain Change in Control Agreement, dated March 1, 2018, by and between Heritage Bank and Executive (the “Change in Control Agreement”). C. Heritage Bank is a wholly-owned subsidiary of the Company. D. The Company desires to continue to employ Executive pursuant to the terms of this Agreement and Executive desires to continue to be employed by the Company pursuant to such terms. E. The Parties have made commitments to each other on a variety of important issues concerning Executive’s employment with the Company, including the performance that will be expected of Executive, the compensation Executive will be paid, how long and under what circumstances Executive will remain employed, and the financial details relating to any decision that either the Company or Executive may make to terminate this Agreement and Executive’s employment with the Company. F. The Parties desire to enter into this Agreement as of the date first written above and, to the extent provided herein, to have this Agreement, on the Effective Date, supersede all prior employment and change in control agreements between the Parties, whether or not in writing, and to have any such prior employment and change in control agreements (specifically including the Change in Control Agreement) become null and void as of the Effective Date. AGREEMENT In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows: 1. Employment Period. The Company shall continue to employ Executive during the Employment Period and Executive shall continue to remain in the employ of the Company and provide services to the Company during the Employment Period in accordance with the terms of this Agreement. The “Employment Period” shall be the period beginning on the Effective Date and ending on June 30, 2023, unless sooner terminated as provided herein. The September 27, 2022

Employment Period shall be extended automatically for one additional year beginning on July 1, 2023, and on each July 1 thereafter unless either Party notifies the other Party, by written notice delivered no later than 90 days prior to such July 1, that the Employment Period shall not be extended for an additional year. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Employment Period, this Agreement shall remain in effect for the two-year period immediately following the Change in Control and shall then terminate. 2. Duties. During the Employment Period, Executive shall devote Executive’s full business time, energy and talent to serving as Executive Vice President Chief Lending Officer of the Company, subject to the direction of the President Chief Operating Officer of the Company (“COO”). Executive shall have the duties that are commensurate with Executive’s position(s) and any other duties that may be assigned to Executive by the COO and Executive shall perform all such duties faithfully and efficiently. Executive shall have such powers as are inherent to the undertakings applicable to Executive’s position and necessary to carry out the duties required of Executive hereunder. Executive shall perform the duties required by this Agreement at the Company’s Principal Business Location, unless the nature of such duties requires otherwise. Notwithstanding the foregoing provisions of this Section 2, during the Employment Period, Executive may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious, or similar nature to the extent such activities do not, in the judgment of the COO, inhibit, prohibit, interfere with, or conflict with Executive’s duties under this Agreement or conflict in any material way with the business of the Company or an Affiliate; provided, however, that Executive shall not serve on the board of directors of any business (other than the Company or an Affiliate) or hold any other position with any business without receiving the prior written consent of the COO. 3. Compensation and Benefits. During the Employment Period, while Executive is employed by the Company, the Company shall compensate Executive for Executive’s services as follows: (a) Executive shall be paid a base salary at an annual rate of Two Hundred and Eighty-Seven Thousand One Hundred Fifty-Seven Dollars ($287,157.00) (the “Annual Base Salary”), which shall be payable in accordance with the normal payroll practices of the Company then in effect. Each year during the Employment Period, Executive’s Annual Base Salary shall be reviewed by the Board to determine if any increase (but not decrease) is appropriate, with any such increase to be effective as of July 1 of the year of such adjustment. (b) Executive shall be eligible to receive performance-based annual cash incentive bonuses (each, the “Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Incentive Bonuses shall be established and determined in accordance with the Company’s annual cash incentive plan, as may be in effect from time to time, or otherwise as determined by the Board. Executive’s target Incentive Bonus opportunity shall be thirty-five percent (35%) of Annual Base Salary (the “Target Bonus”), subject, at all times, to the discretion of the Board. Any Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any 2

Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Incentive Bonus. (c) Executive shall be eligible to receive performance-based annual equity incentive bonuses in the form of restricted stock units (each, the “Equity Incentive Bonus”) from the Company for each fiscal year ending during the Employment Period. Equity Incentive Bonuses shall be established and determined in accordance with the Company’s equity-based incentive plan, as may be in effect from time to time, with respect to executives employed by the Company, or otherwise as determined by the Board. Executive’s target Equity Incentive Bonus opportunity shall be thirty-five percent (35%) of Annual Base Salary (the “Target Equity Bonus”), subject, at all times, to the discretion of the Board. Any Equity Incentive Bonus shall be paid to Executive no later than two and one-half months after the close of the year in which it is earned, provided that any Equity Incentive Bonus shall not be considered earned until the Board has made all determinations and taken all actions necessary to establish such Equity Incentive Bonus. (d) Executive shall be eligible to participate, subject to the terms thereof, in all incentive plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives (excluding participation in any non-qualified retirement or deferred compensation programs, unless specifically selected for participation by the Company). During the Employment Period, Executive and Executive’s dependents, as the case may be, shall be eligible to participate, subject to the terms thereof, in all tax qualified retirement and similar benefit plans and all medical, dental, disability, group and executive life, accidental death and travel accident insurance, and other similar welfare benefit plans of the Company as may be in effect from time to time with respect to senior executives employed by the Company, on as favorable a basis as other similarly situated and performing executives. (e) Executive shall be entitled to a special grant of restricted stock units in March of 2023, subject to approval of the Compensation Committee of the Board, with a grant date fair value of $150,000.00, subject to the Company’s standard award agreement and terms and based upon a ten-year annual vesting schedule; provided that Executive’s employment has not terminated, for any reason, prior to the grant date of such grant. (f) Executive shall be entitled to accrue paid vacation in accordance with and subject to the Company’s vacation programs and policies as may be in effect from time to time. (g) Executive shall be eligible to be reimbursed by the Company, on terms that are substantially similar to those that apply to other similarly situated and performing executives employed by the Company, for reasonable out-of-pocket expenses for entertainment, travel, meals, lodging, and similar items that are consistent with the Company’s expense reimbursement policy and that are actually incurred by Executive in the promotion of the Company’s business. 4. Rights upon Termination. This Agreement and Executive’s employment under this Agreement may be terminated for any of the reasons described in this Section 4. 3

4 Executive’s right to benefits, if any, for periods after the Termination Date shall be determined in accordance with this Section 4: (a) Minimum Benefits. If the Termination Date occurs during the Employment Period for any reason, Executive shall be entitled to the Minimum Benefits, in addition to any other benefits to which Executive may be entitled under the following provisions of this Section 4 or the express terms of any employee benefit plan or as required by law. Any benefits to be provided to Executive pursuant to this Section 4(a) shall be provided within 30 days after the Termination Date; provided, however, that any benefits, incentives or awards payable as described in Section 4(g) shall be provided in accordance with the terms of the applicable plan, program or arrangement. Except as may expressly be provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company or any Affiliate following the Termination Date for purposes of any plan, program, or arrangement. (b) Termination for Cause; Death; Disability; Voluntary Resignation; Non-Renewal. If the Termination Date occurs during the Employment Period and is a result of a Termination for Cause, Executive’s death or Disability, or a termination by Executive other than for Good Reason, or if this Agreement expires due to notice of non-renewal by either Party as provided under Section 1 or at the end of a Covered Period, then, other than the Minimum Benefits, Executive shall have no right to benefits under this Agreement (and the Company and its Affiliates shall have no obligation to provide any such benefits) for periods after the Termination Date. (c) Termination other than for Cause; Termination for Good Reason. If Executive’s employment is subject to a Termination other than during a Covered Period, then, in addition to the Minimum Benefits, the Company shall provide Executive the following benefits: (i) On the first regularly-scheduled payroll date following the 45th day following the Termination Date, Executive shall commence receiving the Severance Amount (less any amount described in Section 4(c)(ii)), with such amount to be paid in 12 substantially equal monthly installments, with each successive payment being due on the monthly anniversary of the Termination Date, or the next regularly scheduled payroll dates following such dates. (ii) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the first regularly-scheduled payroll date following the 45th day following the Termination Date. (iii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits described in Section 4(e). (iv) Any equity awards granted to Executive by the Company that are subject to vesting, performance, or target requirements shall be treated as having satisfied all service-based vesting requirements, and performance–based vesting requirements shall be based upon actual Company performance for the applicable periods and settled thereafter as if Executive had continued service through the end of the applicable performance period (without proration for duration of employment), and with such vesting to be no less favorable than as otherwise provided in the applicable plan and award agreements. (d) Termination upon a Change in Control. If Executive’s employment is subject to a Termination within a Covered Period, then, in addition to Minimum Benefits, the Company shall provide Executive the following benefits: (i) On the 45th day following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the Severance Amount. (ii) Executive (and Executive’s dependents, as may be applicable) shall be entitled to the benefits provided in Section 4(e). (iii) Any equity awards granted to Executive by the Company that are subject to vesting, performance, or target requirements shall be treated as having satisfied such vesting, performance, and target requirements at target level performance (without proration for duration of employment). (e) Medical and Dental Benefits. If Executive’s employment is subject to a Termination, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Termination. For a period of twelve (12) months (18 months for a Termination during a Covered Period), Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company (or an Affiliate) or violate any nondiscrimination requirements then applicable with respect to the applicable plans. The coverages under this Section 4(e) may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company and its Affiliates shall not exceed the cost for continued COBRA coverage under the Company’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(e) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must 5

6 notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available. (f) Golden Parachute Payment Adjustment. (i) If the value of any payment or other benefit Executive would receive in connection with a Change in Control (the “Benefit”) would (A) constitute a “parachute payment” within the meaning of Code Section 280G, and (B) but for this sentence, be subject to the Excise Tax, then the Benefit shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (2) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation. (ii) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculations necessary in connection with this Section 4(f). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. (iii) The accounting firm engaged to make the determinations under this Section 4(f) shall provide its calculations, together with detailed supporting documentation, to Executive and the Company no later than 15 calendar days after the date on which Executive’s right to a Benefit is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Benefit. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company, except as set forth below.

(iv) If, notwithstanding any reduction described in this Section 4(f), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within 30 days after a final IRS determination, or, in the event Executive challenges the final IRS determination, within 30 days after a final judicial determination, a portion of the payment equal to the Repayment Amount. The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized. The Repayment Amount with respect to the payment of benefits shall be $0 if a Repayment Amount of more than $0 would not result in Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this Section 4(f), Executive shall pay the Excise Tax. (v) Notwithstanding any other provision of this Section 4(f), if (A) there is a reduction in the payment of benefits as described in this Section 4(f), (B) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (C) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits that were reduced pursuant to Section 4(f) contemporaneously or as soon as administratively possible after Executive pays the Excise Tax so that Executive’s net after-tax proceeds with respect to the payment of benefits is maximized. (g) Other Benefits. (i) Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or its Affiliates, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein. (ii) Except as specifically provided herein, the Company and its Affiliates shall have no further obligations to Executive under this Agreement following Executive’s termination of employment for any reason. (h) Removal from any Boards and Positions. Upon Executive’s termination of employment for any reason under this Agreement, Executive shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Executive has been appointed or nominated by or on behalf of the Company or an Affiliate, (ii) from each position with the Company and any Affiliate, including as an officer of the Company or an Affiliate and (iii) as a fiduciary of any employee benefit plan of the Company and any Affiliate. 7

(i) Regulatory Suspension and Termination. (i) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings; if the charges in such notice are dismissed, the Company may in its discretion (A) pay Executive all or part of the compensation withheld while its and its Affiliates’ obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its and its Affiliates’ obligations that were suspended, all in accordance with Code Section 409A. (ii) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company and its Affiliates under this Agreement shall terminate as of the effective date of the order, provided that this Section 4(i) shall not affect any vested rights of the Parties. (iii) If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 4(i) shall not affect any vested rights of the Parties. (iv) All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 4(i) shall not affect any vested rights of the Parties. (v) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA. (j) Clawback. Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any Severance Amount paid to Executive under this Agreement, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Company (setting forth in detail the particulars of the applicable Severance Restrictions) indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions. 8

9 5. Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Executive under Section 4(c), 4(d) or 4(e) (other than the Minimum Benefits) shall be provided to Executive unless Executive executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date. 6. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and its Affiliates and the ability of each to continue its business and therefore hereby agrees to be bound by the restrictions contained in this Section 6 (the “Restrictive Covenants”). (a) Confidential Information. (i) Executive acknowledges that, during the course of Executive’s employment with the Company and its Affiliates, Executive may produce and have access to Confidential Information. Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Executive’s employment with the Company and its Affiliates, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Company’s and its Affiliates’ policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information. Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement. (ii) Notwithstanding the foregoing, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the

10 purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Nothing in this Agreement shall be construed to authorize, or limit liability for, an act that is otherwise prohibited by law, such as the unlawful access of material by unauthorized means. (iii) Nothing contained herein shall impede Executive’s ability to report possible federal securities law violations to the Securities and Exchange Commission and other governmental agencies (i) without the Company’s prior approval, and (ii) without having to forfeit or forego any resulting whistleblower awards. (iv) Nothing contained herein shall impede Executive’s ability to disclose sexual harassment or sexual assault occurring in the workplace, at work related events coordinated by or through Employer, or between employees, or between employees off of the Employer premises. (b) Documents and Property. (i) All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials. Executive shall disclose to the Company all computer and internet user identifications and passwords used by Executive in the course of Executive’s performance of Executive’s duties hereunder or necessary for accessing information on the Company’s or its Affiliates’ computer systems upon Executive’s termination of employment for any reason. (ii) Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment, and information is without authorization and is prohibited. The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the

11 Company or its Affiliates (including smart phones, PDAs, digital tablets, or other portable electronic devices). Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon the termination of Executive’s employment with the Company for any reason, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease. (c) Non-Competition and Non-Solicitation. The primary service area of the Company’s and its Affiliates’ businesses in which Executive will actively participate extends separately to the Restricted Area. Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment, or continued employment, with the Company and its Affiliates, Executive shall not, during Executive’s employment or during the Restricted Period, whether the termination of Executive’s employment occurs during the Employment Period or thereafter, directly or indirectly do any of the following: (i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any person, firm, partnership, corporation, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement. For purposes of clarification and not limitation or expansion, it is the intent of the Parties that the foregoing is not intended to limit Executive from performing services outside of the Restricted Area for a person or entity solely because the person or entity has a location within the Restricted Area, unless Executive’s services are directed towards activities on behalf of such person or entity within the Restricted Area; (ii) (A) Induce or attempt to induce an employee of the Company or its Affiliates (limited to all officer-level employees, Executive’s direct reports, or members of Executive’s department or area of responsibility) to leave the employ of the Company or its Affiliates; (B) in any way interfere with the relationship between the Company or its Affiliates and any management-level employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations. (iii) Solicit the business of any person or entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting

12 to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates. (iv) Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates. (v) Accept employment, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would, because of Executive’s knowledge of the Company’s Confidential Information or trade secrets, inevitably use and/or disclose Company’s Confidential Information or trade secrets in Executive’s work or service for such Competitor. For purposes of clarification and not limitation or expansion, it is the intent of the Parties that the foregoing is not intended to limit Executive from performing services outside of the Restricted Area for a person or entity solely because the person or entity has a location within the Restricted Area, unless Executive’s services are directed towards activities on behalf of such person or entity within the Restricted Area. (d) Ownership and Assignment of Inventions and Confidential Information. (i) Executive hereby expressly acknowledges and agrees that all Inventions and all Confidential Information, including all Proprietary Rights therein and thereto, made or obtained by Executive, solely or jointly with others, that (a) result from any work performed by Executive for the Company or its Affiliates, (b) are developed using the Company’s or its Affiliates’ equipment, facilities, supplies, or trade secrets or (c) relate at the time of conception or reduction to practice to the Company’s or its Affiliates’ business or actual or demonstrably anticipated research and development (collectively, “Company Inventions”) are and shall be deemed to be specially commissioned “works made for hire” by Executive to the Company, and all authorship rights, ownership rights, and other Proprietary Rights therein and thereto shall vest initially in and to, and shall remain in perpetuity with, the Company pursuant, for example and without limitation, to the U.S. Copyright Act of 1976 (17 U.S.C. § 101 et seq.), as amended. (ii) Executive hereby expressly acknowledges and agrees that it is a material and core component of the Company’s bargain hereunder that Company Inventions and all Proprietary Rights therein and thereto, shall be and remain the sole and exclusive property of the Company alone to the fullest possible extent. In furtherance of the foregoing, to the extent the Company does not obtain any authorship rights, ownership rights, or Proprietary Rights in or to any Company Inventions pursuant to Section 6(d)(i), Executive hereby irrevocably assigns, transfers, and quitclaims to the Company (or such third party as the Company may elect) all right, title, and interest

13 Executive may have or hereafter acquire in and to all Company Inventions along with all related Proprietary Rights, said rights to be held and enjoyed by the Company for its own use and benefit and for the use and benefit of its successors, assigns and other legal representatives, along with any other right, title or interest Executive may have in the Company Inventions and any related Proprietary Rights. To the extent the foregoing assignment is ineffective for any reason, Executive hereby grants to the Company the exclusive, royalty-free, fully-paid-up, irrevocable, perpetual, transferable, worldwide right and license (including the right to sublicense through multiple tiers of sublicensees) to reproduce, modify, make derivative works of, display, perform, distribute, practice and otherwise exploit Company Inventions and all related Proprietary Rights. To the extent the foregoing license is ineffective for any reason, Executive hereby irrevocably and perpetually waives all Proprietary Rights he may have in or to Company Inventions to the sole benefit of the Company, and hereby covenants not to bring or participate in any action against the Company or any of the Company’s successors in interest or customers, distributors, resellers and other licensees or end users of products and services of the Company or any of the Company’s successors in interest for infringement of such Proprietary Rights. (iii) During the term of this Agreement, Executive shall promptly disclose to the Company fully and in writing all Inventions authored, conceived, or reduced to practice by Executive, either alone or jointly with others. In addition, Executive shall promptly disclose to the Company all patent applications filed by Executive or on Executive’s behalf within such period. Executive shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be requested by the Company) of all Company Inventions made or developed by him during the period of Executive’s employment by the Company, which records shall be considered Confidential Information hereunder. (iv) Executive shall assist the Company to the best of his ability to obtain, vest in the name of the Company alone, and enforce, all Proprietary Rights relating to Company Inventions in all jurisdictions. In furtherance thereof, Executive shall execute, verify, and deliver such documents and perform such other acts, including appearances as a witness, as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and assignment thereof. Executive shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee upon request. The foregoing obligations to assist the Company with respect to Proprietary Rights relating to Company Inventions shall continue beyond the termination of Executive’s employment, but the Company shall compensate Executive at a reasonable rate for the time actually spent by him at the Company’s request in such assistance after such termination. (v) To the extent required by applicable state statute, this Section 6(d) shall not apply to an Invention for which no equipment, facilities, supplies, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the Invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate. (e) Remedies for Breach of Restrictive Covenants. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area, and scope. Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and its Affiliates and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of the restrictions contained in this Section 6, the Company and the Affiliates, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement or otherwise at law or in equity, (i) shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company or an Affiliate post bond and (ii) shall be temporarily relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement during such dispute until the final adjudication is made, and if Executive is found to have violated the restrictions contained in this Section 6, the Company will be permanently relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement. (f) Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect. 7. No Set-Off; No Mitigation. Except as provided herein, the Company’s obligation to provide benefits under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense, or other right the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment. 8. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, Heritage Financial Corporation; Attention: Director of Human Resources; 201 Fifth Avenue S.W.; Olympia, Washington 98501; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt. 14

9. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction. 10. Mandatory Arbitration. Except as provided in Section 6(d), if any dispute or controversy arises under or in connection with this Agreement, and such dispute or controversy cannot be settled through negotiation, the Parties shall first try in good faith to settle the dispute or controversy by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. If such mediation is not successful, the dispute or controversy shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, the Company may resort to the Superior Court of Thurston County, Washington for injunctive relief and such other relief as may be available in the event that the Employee engages in conduct, after termination of this Agreement, that amounts to a violation of the Washington Trade Secrets Act, amounts to unlawful interference with the business expectations of the Company or its Affiliates, or violates the Restrictive Covenants contained herein. The FDIC may appear at any arbitration hearing but any decision made thereunder shall not be binding on the FDIC. 11. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral (specifically including the Change in Control Agreement). By way of clarification and not limitation, except as specifically provided in this Agreement, the applicable plan documents with respect to any particular Company benefit plan shall control with respect to the benefits provided thereunder. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and the Parties hereby agree that such scope may be judicially modified accordingly. 12. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling. 13. No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This 15

Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. 14. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns. 15. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief. 16. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties. 17. Code Section 409A. (a) To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with, or be exempt from, Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits (which constitute “non-qualified deferred compensation” under Code Section 409A) shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in- kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 17 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A. (b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, only to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six- 16 month period (based on the prime rate as reflected in the Wall Street Journal). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein. 18. Scope of Company and Affiliate Obligations. Although the Company and its Affiliates may have jointly obligated themselves to Executive under certain provisions of this Agreement, in no event shall Executive be entitled to more than what is explicitly provided for hereunder, such that no duplicative payments shall be provided under this Agreement. 19. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. 20. Definitions. As used in this Agreement, the terms defined in this Section 20 have the meanings set forth below. (a) “1934 Act” means the Securities Exchange Act of 1934. (b) “Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the Voting Securities or other voting or equity interests of 17

18 any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity. (c) “Agreement” means this employment agreement, made and entered into as of the Effective Date, by and between the Parties. (d) “Annual Base Salary” has the meaning set forth in Section 3(a). (e) “Average Incentive Bonus” means the average of Incentive Bonuses determined for the immediately preceding three completed fiscal year performance periods of the Company; provided, however, that if an Incentive Bonus has not yet been determined for a previously completed fiscal year performance period as of the Termination Date, then Target Bonus shall be used with respect to such fiscal year for purposes of calculating the Average Incentive Bonus. For purposes of calculating the Average Incentive Bonus, fiscal years for which no bonus was determined to have been earned shall be included in the calculation of the three-year average. (f) “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current Annual Base Salary or Executive’s Annual Base Salary as of the date one day prior to the Change in Control, and (ii) the Average Incentive Bonus. (g) “Benefit” has the meaning set forth in Section 4(f)(i). (h) “Board” means the Board of Directors of the Company. (i) “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity. (j) “Change in Control” means the first to occur of the following: (i) The acquisition in one or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from the Company by any person shall be excluded from the determination of such person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or (ii) During any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election

19 contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or (iii) The consummation of a merger or consolidation involving the Company if the Company’s shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or (iv) The consummation of a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or (v) Acceptance by the Company’s shareholders of shares in a share exchange if the Company’s shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50% or more of the then outstanding Voting Securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Affiliates, or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by the Company’s shareholders in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred. Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be

20 subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A. (k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985. (l) “Code” means the Internal Revenue Code of 1986. (m) “Company” means Heritage Financial Corporation. (n) “Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution. (o) “Confidential Information” means confidential or proprietary, non- public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public. (p) “Covered Period” means the period beginning six months prior to a Change in Control and ending on the date that is 24 months after the Change in Control. (q) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company. (r) “Effective Date” means January 1, 2023. (s) “Employment Period” has the meaning set forth in Section 1. (t) “Excise Tax” means the excise tax imposed under Code Section 4999. (u) “Executive” means Matthew T. Ray. (v) “FDIA” means the Federal Deposit Insurance Act. (w) “FDIC” means the Federal Deposit Insurance Corporation.

(x) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason: (i) A material and adverse change in the nature, scope, or status of Executive’s position, authorities, or duties from those in effect in accordance with Section 2 immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period; (ii) A material reduction in Executive’s Annual Base Salary or Target Bonus opportunity, or a material reduction in Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Covered Period; (iii) A relocation of Executive’s primary place of employment of more than 25 miles from the Principal Business Location immediately following the Effective Date, or if applicable, prior to the Covered Period, or a requirement that Executive engage in travel that is materially greater than prior to the Covered Period; (iv) The failure by an acquirer to assume this Agreement at the time of a Change in Control; or (v) A material breach by the Company of this Agreement. Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to Executive’s Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason. (y) “Heritage Board” means the Board of Directors of Heritage Bank. (z) “Incentive Bonus” has the meaning set forth in Section 3(b) only, and for purposes of determining a Severance Amount, the term shall include any amounts subject to Executive’s elective deferrals under a deferred compensation plan of the Company and shall specifically exclude Company contributions under a deferred compensation plan of the Company. (aa) “Incumbent Board” means the members of the Board as of the Effective Date. (bb) “Inventions” means any and all inventions, innovations, technology, trade secrets, mask works, ideas, concepts, plans, processes, formulas, source and object codes, data, databases, programs, works of authorship, know-how, improvements, discoveries, developments, 21

22 designs, methods, techniques, forms, templates, outlines, systems, procedures, methods, processes, and algorithms, whether or not patentable, copyrightable or protectable as trade secrets, including all improvements thereto and derivative works thereof, and including all copies and tangible embodiments thereof, in whatever form or medium. (cc) “IRS” means the United States Internal Revenue Service. (dd) “Minimum Benefits” means, as applicable, the following: (i) Executive’s earned but unpaid Annual Base Salary for the period ending on the Termination Date; (ii) Executive’s earned but unpaid Incentive Bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause; (iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date; (iv) Executive’s unreimbursed business expenses and all other items earned and owed to Executive by the Company through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within 15 days following the Termination Date; and (v) The benefits, incentives, and awards described in Section 4(g)(i). (ee) “Parties” means the Company and Executive. (ff) “Principal Business Location” means the Company’s primary office located in Burlington, WA, or as mutually agreed by the Parties. (gg) “Proprietary Rights” means all forms of proprietary rights, titles, interests, and ownerships relating to any Inventions, patents, copyrights, trademarks, trade dress, trade secrets, know how, droit moral (moral rights) and all other intellectual property rights and similar rights of every type that may exist now or in the future in any jurisdiction, including all applications and registrations therefor, together with all rights and privileges granted or secured thereby, including the right to make updated and/or derivative works therefrom, any rights to limit the use, distribution, modification, licensing or sale hereof, any right to receive any compensation whatsoever by reason of any use, distribution, modification, licensing or distribution thereof, and any right to sue for and collect damages by reason of any third-party infringement thereof, whether past, present or future. (hh) “Reduced Amount” has the meaning set forth in Section 4(f)(i). (ii) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(jj) “Repayment Amount” has the meaning set forth in Section 4(f)(iv). (kk) “Restricted Area” means the area that encompasses a 25-mile radius from each banking or other office location of the Company and its Affiliates; provided, however, that in the event of a Change in Control, the Restricted Area shall be determined as of the date immediately preceding the Change in Control. (ll) “Restricted Period” means at all time during the Employment Period and for a period of 12 months with respect Sections 6(c)(i), 6(c)(v) and a period of 24 months with respect to Sections 6(c)(ii), 6(c)(iii), and 6(c)(iv) immediately following the termination of Executive’s employment for any reason, whether such termination occurs during the Employment Period or thereafter; provided, however, that with respect to any termination that occurs during a Covered Period the Restricted Period, in all cases, shall be a period of 12 months; provided further, that in the event of delivery of notice of non-renewal of this Agreement by the Company and the termination of Executive’s employment as of or following the end of the Employment Period, the Restricted Period, in all cases shall end as of the Executive’s last day of employment. (mm) “Restrictive Covenant” has the meaning set forth in Section 6. (nn) “Severance Amount” means (i) For any Termination that occurs during the Employment Period and not during a Covered Period, an amount equal to 100% of Executive’s Base Compensation as of the respective Termination; or (ii) For any Termination that occurs during a Covered Period, an amount equal to 200% of Executive’s Base Compensation as of the respective Termination. (oo) “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, including the Company, an Affiliate or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4). (pp) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year. 23

24 (qq) “Subject Person” has the meaning set forth in Section 20(i). (rr) “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement. (ss) “Target Bonus” has the meaning set forth in Section 3(b). (tt) “Termination” means a termination of Executive’s employment with the Company and all Affiliates during the Employment Period either: (i) By the Company, other than (A) a Termination for Cause or (B) a termination as a result of Executive’s death or Disability; or (ii) By Executive for Good Reason. (uu) “Termination Date” means the date of termination (whether or not such termination constitutes a “Termination”) of Executive’s employment with the Company and all Affiliates. (vv) “Termination for Cause” means a termination of Executive’s employment by the Company as a result of any of the following (in each case as determined by the Board): (i) Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within ten business days after receipt of written notice of such failure from the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof; (iii) Executive’s breach of fiduciary responsibility; (iv) An act of dishonesty by Executive that is materially injurious to the Company or an Affiliate; (v) Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate; (vi) Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii) A material breach by Executive of this Agreement; (viii) An act or omission by Executive that leads to a material harm (financial or reputational) to the Company or an Affiliate in the community; or (ix) A material breach of Company policies as may be in effect from time to time. Further, a Termination for Cause shall be deemed to have occurred if, during the twelve (12) month period following the termination of Executive’s employment with the Company and any Affiliate, facts and circumstances arising during the Employment Term are discovered that would have warranted a Termination for Cause. Further, with respect to subsections (i), (vii), (viii), and (ix) of this definition, Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of any grounds for Termination for Cause. Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation (such suspension not exceeding 60 days) by the Board or its designee, or (B) any negotiations (without regard to such 60 day limitation) between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive. (ww) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency. 21. Survival. The provisions of Section 6 shall survive the termination of this Agreement. [Signature page follows] 25

26 IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date. HERITAGE FINANCIAL CORPORATION By: Jeffrey J. Deuel President and Chief Executive Officer EXECUTIVE By: Matthew T. Ray /s/ Jeffrey J. Deuel /s/ Matthew T. Ray

A-1 EXHIBIT A AGREEMENT AND RELEASE AND WAIVER This AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between HERITAGE FINANCIAL CORPORATION (the “Company”) and MATTHEW T. RAY (“Executive”). WHEREAS, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and WHEREAS, Executive and the Company are parties to that certain Employment Agreement, made and entered into as of January 1, 2023 (the “Employment Agreement”). NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows: 1. Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [_______________] (the “Termination Date”). 2. Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”): (a) Severance Amount. [_______________]. (b) Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date. (c) COBRA Benefits. [_______________]. (d) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

A-2 (e) Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law. 3. Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan. 4. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions: (a) Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment, (b) Relating to wages, bonuses, other compensation, or benefits, (c) Relating to any employment or change in control contract, (d) Relating to any employment law, including (i) The United States and State of Washington Constitutions, (ii) The Civil Rights Act of 1964, (iii) The Civil Rights Act of 1991, (iv) The Equal Pay Act, (v) The Employee Retirement Income Security Act of 1974, (vi) The Age Discrimination in Employment Act (the “ADEA”), (vii) The Americans with Disabilities Act, (viii) Executive Order 11246, and (ix) Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e) Relating to any right of payment for disability, (f) Relating to any statutory or contractual right of payment, and (g) For relief on the basis of any alleged tort or breach of contract under the common law of the State of Washington or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence. Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Washington. 5. Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency. Notwithstanding the foregoing, Executive is not waiving the right to report possible securities law violations to the Securities and Exchange Commission and other governmental agencies or the right to receive any resulting whistleblower awards. 6. Covenant Not to Sue. (a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments. (b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation. A-3

7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [_______________]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested. 8. Restrictive Covenants. Section 6 of the Employment Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein. 9. Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill. 10. Company Property. (a) Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates. (b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief. 11. No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents. A-4

12. Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns. 13. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement. 14. Applicable Law; Mandatory Arbitration and Equitable Relief. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by Sections 9 and 10 of the Employment Agreement as if restated herein in their entirety. 15. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief. 16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment. 17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. 18. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. 19. Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and A-5 shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein. 20. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. 21. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time. A-6

A-7 IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below. HERITAGE FINANCIAL CORPORATION EXECUTIVE By: [Name] [Title] Date: Matthew T. Ray Date: